Exhibit 1

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1.   Approval of Registration Statement                              Mr. Clapman

     Resolved:  That the Registration Statement on Form N-3 for the Contracts,
                which describes the Contracts and the Separate Account, annexed to the official minutes as an Exhibit and made a part thereof, filed in the office of the Corporate Secretary, be and hereby is approved, and that any executive officer of TIAA will be and each of them hereby is authorized in the name and on behalf of TIAA to take such further action with respect thereto, including the making of any changes prior to filing, the filing of amendments to such Registration Statement thereafter, and the filing of any applications for exemption or other relief necessary in connection therewith, that such executive officer may deem appropriate.